Exhibit 99.2

KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

KINDER MORGAN, INC.

January 21, 2004

3:30 p.m. CST
Coordinator

Hello and welcome to the Kinder Morgan Earnings Conference Call. Thank you very much for standing by. At this time all participants are in a listen-only mode. After the presentation we will conduct a question and answer session. Today's conference is being recorded and if you have any objections you may disconnect at this time.

I would now like to turn the meeting over to Mr. Rich Kinder. Sir, you may begin.

R. Kinder

Thank you, Janet, and welcome to the Kinder Morgan quarterly analyst call. Today we'll be talking about Kinder Morgan, Inc., which is one of the largest midstream energy companies in America and I'll refer to that company as KMI, its New York Stock Exchange symbol. We'll also be talking about Kinder Morgan Energy Partners, which is the largest pipeline master limited partnership in America. I'll refer to that as KMP.

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

Of course, KMI owns the general partner of KMP. Combined the two have an enterprise value of about $24 billion.

We'll be making statements within the meaning of the Securities Act of 1933 and the Securities and Exchange Act of '34. As usual, I'll give an overview of the results for the fourth quarter and the full year '03, a little bit about our outlook for '04 and then Park Shaper, our Chief Financial Officer, will cover the numbers in more lucid detail. Then, as usual, we'll answer any and all questions that you might have.

Let me start with KMI. We have three important announcements from KMI today. First, we reported record earnings for 2003. Second, we have increased our quarterly dividend by 41% to $0.5625 per share or $2.25 annualized from a rate of $0.40 or $1.60 annualized. Third, with regard to 2004, KMI raised its diluted earnings per share estimate from $3.67 to $3.71. Let me go through those three areas.

Let me start with the earnings. Earnings per share from continuing operations before special items in 2003 were $3.33. That's up 17% from the $2.84 number of 2002, also above the consensus estimate of $3.29.

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

For the fourth quarter comparable earnings per share were $0.89, up 10% from the $0.81 in 2002 and again above consensus estimates of $0.86.

Consistent with what we said in our third quarter analyst call we did complete our re-evaluation of certain of our power assets, namely the power plant located in Wrightsville, Arkansas, which had been placed into bankruptcy by Mirant. We did take a write-down on that. It's non-cash. It's non-recurring and it's within the range that we talked to you about at the end of last quarter. We said it would not exceed $30 million after tax. It did not. That amounted to $0.24 per share. We've laid all of that out on the table in the first page of the earnings release, but let me just say we have now put that issue behind us and while nothing is certain but death and taxes, I think we put any other potential issue in the power segment behind us. All of our remaining plants, it's between one percent and 2% of our company is all told under long-term agreements.

Let me talk about how pleased we are with the earnings per share, but maybe equally important to the earnings per share is to take a little bit of a look at the cash flow for 2003. We started with an original budget for free cash flow of $470 million at the beginning of 2003. During the year we then, as things looked better, as we got a better handle on exactly where

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

the cash was going to come out, we raised that to $530 million. It turned out we came in at about $560 million in what we define as free cash flow. Let me define that again for you; that's pre-tax income before DD&A, less cash paid for income taxes, and less all sustaining capital expenditures. What it really boils down to is it's cash flow that we have available to pay dividends, to pay down debt, to do expansion cap ex, which, as you know, is very minimal at KMI because almost all of that is done at KMP, and for share repurchases.

So that really brings me to the dividend issue. Because we had this significant cash flow in 2003 we feel very comfortable in substantially increasing our dividend, while at the same time, during 2003 we paid down almost $360 million in debt at KMI. Park will take you through that in detail. Because we paid down so much debt our total debt to cap ratio is now down to below 43% at year-end, down from 48% at year-end 2002 and our absolute level of debt is now below $3 billion.

With our increase to $2.25 on an annualized basis we've now increased our dividend by over ten times from $0.05 to $0.5625 per share in the past 18 months and we've done that, primarily most of it, after the passing of federal legislation in 2003 that substantially reduced the taxes on

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

dividends. Because we have this strong and growing cash flow, and at our analyst conference we will take you through more details of where we expect to come out in 2004 on cash flow, but we expect to grow again this year, we expect we will be able to increase our dividend so long as the tax treatment remains as favorable as it is now and we expect that to last for at least several years, if not permanently. We expect the rate of that annual dividend to increase in the future to be at least equal to KMI's annual growth and earnings.

Let me also quantify our dividend policy by saying that even at the new $2.25 annualized rate our dividend still represents less than 50% of our expected free cash flow in 2004 and it represents about 60% of our expected earnings. That increased dividend will be payable on February 13, 2004 to shareholders on record as of January 30th.

Now let me talk a little bit about the 2004 outlook. Back in December, as we always do, we published our preliminary outlook for the year. We said we would detail that and post the whole budget on the Web site for you this week when we have our annual analyst conference here in Houston on Friday. In completing the budget and getting prepared for the meeting, actually, 2004 is shaping up as a little stronger. We've now raised our

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

earnings expectations already to $3.71 per share from $3.67. Now, I'll remind you that when we talk about $3.71 that includes contributions from assets currently owned by the Kinder Morgan companies. It does not include any benefits from any unidentified acquisitions, although we certainly expect to make acquisitions at KMP during the course of 2004, just like we've done every year and to the extent that we do that, that would … the benefit of both KMP and KMI.

With regard to cash flow in 2004 we're estimating we will have at least $580 million of cash flow. Again, that's the cash we would have available to pay dividends, repurchase stock, retire debt, and fund any expansion capital projects. Again, our expansion capital budget is very minimal at KMI for 2004. Again, we will explain this in detail at our Friday analyst meeting. We will post it on our Web site on that date so that you and any other investor can follow our progress throughout the year. Our 2004 budget will be the standard by which we measure our own success. Our bonus program will be key to that, just as it has been every year and we remain committed to transparency and we will continue to review and explain any variances to that plan during each of our quarterly earnings calls during 2004.

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

Now let me talk about performance by each of KMI's business segments, starting with KMI's ownership interest in KMP. That ownership interest contributed just short of $400 million, $398.3 million of pre-tax earnings to KMI in 2033. That was up 18% over 2002 when it contributed about $339 million. The figures in the fourth quarter were $105.5 million this year versus about $91 million a year ago. If you look at the actual total distributions that we'll get, we will receive $421 million plus in distributions from our investment in KMP for the year 2003 and that's up from $355 million in 2002.

I know I don't need to remind most of you that as KMP's cash flow grows KMI's general partner share of that cash flow grows as well, up to 50% of incremental cash flow and KMP's cash flow, as we'll talk about in a minute and as Park will give you in detail, continued to increase substantially in 2003 primarily due to internal growth on its pipeline, terminal and CO2 assets.

The second business segment of KMI is The Natural Gas Pipeline of America or NGPL. They reported segment earnings of $372 million for the year and $95.4 million for the fourth quarter. Those results were 3% and 4% higher, respectively than in the comparable periods of 2002. I

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

would just say that NGPL had a really terrific year, probably most importantly, recontracting very successfully its firm transportation and storage capacity and increasing its throughput. For example, for this winter's season between 98% and 99% of the firm's transportation capacity is sold out and our storage capacity is now fully subscribed throughout calendar year 2004 and into 2005.

In addition, the throughput in this segment increase by nearly 2% for the year and was particularly strong in the fourth quarter by 3.7% in that quarter. Let me remind you that increased throughput on NGPL does not, does not, directly correlate to an increase in short-term earnings because, as you remember, the vast majority of firm transport and storage revenues come from demand charges that are secured by contracts that customers are obligated to pay regardless of the amount of gas they shipped. All of that's true, but this increase throughput, I think, shows the strength of the market area, number one; number two, that we're certainly getting our share of that market. It means our customers are more fully utilizing the capacity they're paying for and I think what that really does, it bodes very well for our future business and our ability to continue what we've done, I think, a superb job of over the last few years and that's successfully renewing, extending and expanding these contracts with our customers.

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

The third business segment at KMI is TransColorado. It reported segment earnings of a little over $23 million for the year, $5.6 million for the fourth quarter. Full year results were about double the previous year, but that really reflects KMI's increased ownership stake in TransColorado, which we increased from 50% to 100% in October 2002. Quarterly results were basically flat year-to-year, in both cases a little bit better than the budget we had in place for the year where we had budgeted about $16 million of annual segment earnings.

I'll note again that Colorado and Wyoming are the fastest growing, on shore, natural gas production areas in the lower 48. There is a lot of demand to take that gas and access various pipeline systems. TransColorado for that reason is expanding its system to enable more of the gas in western Colorado to get down into the New Mexico hub and can either move east or, more likely, into California from that point. That expansion is going to cost us about $33 million. It's fully subscribed and will provide about $125 million a day of additional firm transportation capacity, again, fully sold for ten years and we expect that expansion to be operational in August of 2004.

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

Now, our fourth segment at KMI is retail. Retail earned $65.5 million in 2003 and a little less than $21 million in the fourth quarter. It came in just slightly above our budget projection for the year and about 2% above 2002. As Park will talk about later, and as we talked about in the first quarter of 2003 release when we had a barn burner of a quarter, we said at that point we had a timing shift, which would result in lower fourth quarter results, higher first quarter results and that's exactly what happened. As I say, we're right on target for the year and just a shade above the budget numbers.

Another development on TransColorado, we now have all of the permits and we are under construction with a 60-mile Montrose to Ouray, Colorado pipeline that will serve several thousand new customers. For those of you who aren't skiers or trout fishermen, that's a great area of Colorado. We already serve Aspen, Telluride, and the Vale Valley. This is down around Ridgeway, a very popular resort area going over the pass into Ouray, which is in the general direction of Silverton and Durango, so it's a rapidly growing area and will allow us to attach a few thousand additional meter over the next couple of years.

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

Our final segment at KMI is power. Again, that represents a little less than 2% of KMI's total segment earnings in 2003. Before the special items that I mentioned earlier, power had earnings of a little over $22 million for the year and a little over $3 million for the fourth quarter. Results came in for this segment about $2.7 million better than the company's published budget, which you've seen, which was $19.4 million for the year. Compared to '02 we did have an earnings reduction, exactly as we expected because, as you know, at the end of 2002 we discontinued power plant development activities in this segment.

I already talked about the special items and the write-down of the Wrightsville plant. It was $28 million after tax. In addition, we took another $2 million because there were some gas reserves associated with the power operations out in Colorado. We went ahead and sold those, realized $3 million in cash and a retained royalty interest and recorded a little less than $2 million book loss on that.

So that's KMI for you, just a superb year at KMI and, as I said earlier, a large part of that was driven by the results of KMP, so let me talk about KMP now. The most important news there is that today the KMP board authorized an increase in the fourth quarter cash distribution per unit from

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

$0.66 to $0.68 or $2.72 annualized. To put that in perspective, that's, I believe, the 18th distribution increase since the company began in February of 1997 and it too will be paid on February 13th to record holders on January 30th. This distribution represents a 9% increase over the 4th quarter of 2002 cash distribution and in total we declared $2.63 per unit. During 2003 that's up 8% from the comparable $2.43 in 2002.

KMP reported earnings in 2003 of about $694 million or $1.98 per unit compared to about $608 million the year before or $1.96. Park will go through those in more detail.

Once again, I think our stable assets generated reliable cash flow, which supported distributions of a little over $825 million in 2003 and we were able to increase the distribution in all four quarters. Most of this growth came from strong internal growth as we invested about $480 million in cap ex projects at KMP in 2003.

We also made 11 acquisitions totaling almost $400 million. Let me comment on those acquisitions that over $300 million of those acquisitions were made in the fourth quarter. I think that has two impacts. Number one, we haven't seen much benefit of those acquisitions in 2003. We will

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

see it in 2004. And secondly, we have not termed up the equity portion of that financing, as Park will talk to you about, in our plan for 2004 we plan to put out KMP equity of about $200 million in the first half of the year and another $100 million in the second half of the year.

Now let me go business segment by business segment at KMP and give you some pretty interesting numbers. Let me start with products pipelines. They had a 3% increase in 2003 earnings before DD&A, earning just about $442 million compared to $427 million in 2002. For the fourth quarter earnings before DD&A were up 5% to a little over $114 million compared to a little less than $109 million or the fourth quarter of 2002. The segment had a strong fourth quarter, a pretty good year overall, although, as Park will tell you, this is the one segment at Kinder Morgan that fell short of its published annual budget target of 5% growth. It fell about $8 million short, $7 million of that approximately came from the shortfall in …, which I'll talk about in a minute.

I think the important news for the fourth quarter is the trends seem to be in the right direction. Gasoline, diesel and jet fuel volumes, in other words, the sum of the products' volumes in this segment were up 2% in the fourth quarter compared to the fourth quarter of 2002. Jet fuel volumes were up

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

considerably in both the third and fourth quarters. As we always do, we normalize for the impact of the 2003 transition from mtb to ethanol in California because, as you recall, ethanol can't be transported by a pipeline and must instead be blended at terminals and when you correct for that total product volumes were up 3.2% for the fourth quarter.

Interesting to note that on the same basis I personally sort of look at gasoline on SFPP as a proxy for the West Coast economy. Gas deliveries on our West Coast system, the old SFPP line, on this basis of normalizing for ethanol were up 2.8% for the fourth quarter and 1.5% for the full year 2003. So I think that gives you an idea. Things seem to be coming back in the first quarter of this year, starting off in pretty good fashion.

Now, obviously, even though the effect of this ethanol blending and the fact that you can't move ethanol through the pipeline has impact on volume. It's the just the counter on earnings were actually positively impacted by the fees we charge from ethanol blending at our various California terminals and as well as strong diesel volumes, which were up by about 6% for the year. So we had a pretty good year, particularly in the fourth quarter on our Pacific system.

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

Again, the real disappointment in the products pipeline came from … Pipeline; that's the NGL line coming down from Canada. As you recall, that's operated by BP. We own 45%. BP owns 45%. Conoco owns 10%. That was the one where they had a fire in late July. It was actually down for 29 days, I think, so … actually had about $7 million less in earnings in 2003 than it did in 2002. So that made up almost all of the shortfall in the product segment.

Turning to Natural Gas Pipelines, there the 2003 earnings before DD&A were $373 million, up 15% from $325.5 million in 2002, very strong performance and particularly in the fourth quarter where earnings before DD&A were up 11% to $99.7 million compared to $89.5 million for the same period in the fourth quarter. The growth in this segment for both the fourth quarter and for the full year was overwhelmingly driven by the strong departments of our Texas intrastate system and we also had some modest contributions from two expansion projects, our north Texas and our Monterey pipelines, which came on-line during 2003.

Annual earnings before DD&A for the Kinder Morgan intrastate pipelines increased 22% year to year and let me just throw out the expansions. Not considering the new pipelines the earnings on our Texas intrastate

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

pipelines along, that's … and KMTP that we've now put together, were up $31 million over 2002 apples-to-apples. I think what we're seeing there is we are now seeing and getting a real benefit from those … assets that we acquired at the first part of 2002. As I've told you before, we weren't overwhelmingly pleased with the performance of … assets in 2002. We're damn pleased with them in 2003 and in fact, as you know, we run three-year acquisition models when we make an acquisition, so 2003 was the second year of the … model and we actually exceeded our acquisition plan now in 2003.

Another indication of that, for the entire segment, including the Rocky Mountain lines, transport volumes were up by almost 13% for the year and almost 14% for the fourth quarter. Sales volumes were up about 2.5% for the year and 12% for the fourth quarter, so a very strong year, a very strong quarter on our natural gas pipeline segment.

Now turning to our fastest growing area, our CO2 pipeline segment for 2003 reported earnings before DD&A of $204 million, up from $132 million in 2002. That's an increase of 54% year to year, but maybe more importantly, exceeding by almost $30 million the 2003 budget target of $174.5 million. Park will talk about that in more detail.

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

For the fourth quarter earnings before DD&A were up 56% to $61 million plus compared to about $39 million for the same period the previous year. Most of the growth in this area, in this segment was attributable to expansion projects in the SACROC unit and the Permian Basin where oil production, as we told you it would, averaged over 20,000 barrels per day. At year-end we were running a little over 23,000. We're now between 24,000 and 25,000, but the fourth quarter average was over 23,000 barrels per day and that's up 52% from the fourth quarter a year ago.

In addition to the production at SACROC, our CO2 delivery volumes and our CO2 production at our McElmo Dome source field in Colorado also increased considerably. CO2 volumes were up 17% for the year and 61% for the quarter. During the month of December McElmo Dome reported record CO2 production averaging over one billion cubic feet per day and that's still true. We set a record the other day with one billion 20 million mcf of production out of our McElmo Dome field.

Also during the year, of course, we did buy Marathon's interest in the Yates Field increasing our interest there to 50% and assuming the operatorship. That closed in November. We expect that to add about

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

20,000 barrels per day on an … basis of oil production in 2004. Again, we own about 50% of it. Let me remind you that CO2 is one of the very few areas where KMP is exposed to commodity price risk. There again, we mitigate that risk by a very disciplined, long-term hedging strategy, which is intended to generate more stable, realized prices. The proof is always in the numbers, so we always tell you what the numbers are and here with crude today topping out the last couple of days at around $36 our average for 2003 was $23.73 compared to $22.45 in 2003. For the fourth quarter it was $23.05 compared to $22.44 for 2002, proof that our hedging program, which is actually depriving us of income in 2003, is working and we continue to hedge. We have a vast majority of 2004 volumes already hedged and Park will talk about that in detail. The hedges, some of them go out five and six years.

Turning to our fourth segment, our terminal segment also had a very good year. We reported a 15% increase in 2003 earnings before DD&A to about $241 million. That's up from $209 million in 2002 and well above budget and fourth quarter earnings up about the same, up 15% to $61 million compared to $55 million a year ago. Results in this segment were driven by expansion project in our existing liquids terminals and we did make some smaller acquisitions that did pay benefits, but the terminals

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

that were owned both years, apples-to-apples, accounted for a little more than 50% of the increase in segment earnings. Most of that internal growth occurred at New York Harbor at our … facility and here in Houston and Pasadena and Galena Park.

For the outlook on KMP, as we said in December, we expect to declare cash distributions of at least $2.84 per unit for 2004. Let me remind you those expectations include contributions from assets currently owned by Kinder Morgan and don't include any benefits from unidentified acquisitions. We certainly expect to make additional acquisitions, which would represent an upside. If you look at that $2.84 and compare it to the $2.63 in 2003 your first reaction is that's an 8% increase. That's right within what we've told you we think year after year we can increase 8% to 10% at KMP in terms of distributions per unit. But actually, that probably tells the story a little too pessimistically. When we share the detailed budget with you on Friday you're going to see that the actual growth in distributable cash flow per unit at KMP is close to 11%, but what we're doing is just increasing our coverage ratios; in other words, we are having excess coverage above the actual distribution that we are electing to make. So very good growth at both companies, a very positive outlook for '04

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

and while it's impossible to judge a year based on two or three weeks, so far the first quarter is looking fine. With that I'll turn it over to Park.
P. Shaper

All right. Thanks, Rich. I'm not sure how much more detail I can provide, but I'll give it a shot.

I'll start with KMP and again, if you have the press releases in front you I'm on the first earnings page in the KMP press release. At the bottom of the page you'll see the declared distribution for the fourth quarter of $0.68. That's up from a year ago, $0.625, a 9% increase. For the year we will have distributed $2.63, up from $2.435, so up 8% 2003 over 2002.

Now, for the quarter we show coverage, which again, back of the envelope, is net income before DD&A less sustaining cap ex of $0.68. for the year we show coverage of $2.69 if you go before the change in accounting principle. It's $2.71 after the change in accounting principle. That change was back in the first quarter and resulted in about an additional $3.5 million of income. But again, it's a coverage of 1.02% to

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

1.03%. Our budgeted coverage was $2.64, basically a one percent coverage. We have clearly exceeded that throughout the year.

Taking a look at what drives that coverage, the earnings for the quarter, $0.51 compared to about $0.50 a year ago. For the year, $1.98 compared to $1.96. Now, the main reason why the growth rate in the earnings is lower than the growth rate in the distributable cash flow is because of the DD&A. We talked about this when we went over the 2003 budget back in January of a year ago. We got more conservative in how we are accruing DD&A, especially at SACROC. It resulted in a increased DD&A rate in 2003 over 2002. You can see the effect on the next line.

If you look at the year we have $1.21 per unit of DD&A compared to $1.03 a year ago. That's 17% growth in DD&A.

The line right below that is sustaining capital expenditures. It's about $0.50 a unit compared to about $0.45 a unit a year ago. The number of units is up a little bit as well. We ended up with $93 million in sustaining cap ex in 2003, up from $77 million a year ago. Our budget was $95 million, so we're essentially right on budget, consistent with expectations

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

on sustaining cap ex. And again, that drives the $2.69 or the $2.71 of coverage depending upon how you look at it.

If you go to the next page you can see the segments again. Richard's covered a lot of this, but I'll compare it to budget. You'll see products pipelines for the year about $442 million of earnings before DD&A compared to about $427 million a year ago. Our budget was about $449 million, again, we were off budget by about $7 million. Now, on a segment this large that's only about 1.5%. It's not a wide miss from budget. Additionally, it is almost all driven by … and the rupture and the shutdown that we had there. Just about all of our other assets were right about plan. And, as Rich mentioned, the fourth quarter volume numbers are very encouraging for what we will see next year. Of course, we'll go through those expectations in detail on Friday.

Natural gas pipelines about $100 million for the quarter. It's up about $10 million from a year ago; $373 million for the year, up from $325 million a year ago. Our budget was about $365 million, so we exceeded budget by over 2%. Again, as Rich mentioned, dramatic growth in the Texas intrastate; just … and KMTP were up $31 million in 2003 over 2002.

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

CO2 pipelines, driven primarily by the SACROC volumes, which you can see down below on that page, and, as Rich mentioned, are up 52% for the quarter and 55% for the year, resulted in almost $204 million of earnings before DD&A for the year, up from $132 million a year ago, 54% growth and well over our budget, which was about $174.5 million, almost $30 million over budget, about 17% over budget for the year, so a great year for CO2.

On the terminals side, for the quarter $61 million, up from $55 million; for the year about $241 million, up from about $209 million. It's about 15% growth, also well in excess of its budget of about $233 million, so almost 3.5% above budget. There is one minor issue here. It's a reclass with G&A down below. There's about $6 million that we had originally expected would be expensed in the terminals segment that we have actually moved down to G&A, so in effect it increases the terminals' earnings. It also increases G&A expense. It's related to benefits and it makes terminals consistent with how we report these benefits for all of our other segments. So we have made that change and I'll talk about that again when I get to G&A.

R. Kinder	And we made the change in 2002.

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

P. Shaper

Exactly, 2002 has been restated and so it's on a consistent basis, but when you compare it to the budget then that $6 million essentially needs to be added on to the budget number. You'll see the terminals are still above the budget.

When you sum up the segment earnings before DD&A you get $1.26 billion in '03, up from a little under $1.1 billion in '02. It's about 15% growth and it's also well above our annual budget, which was about $1.22 billion. So very nice out performance from the segments.

With that let me jump down to the G&A line. You'll see it's in the section titled Segment Earnings Contribution. For the quarter it was about $42 million, up from about $32 million a year ago; for the year, about $150 million, up from $122 million. Budget was about $128 million. Now, again, about $6 million of that variance is related to the terminals that I just discussed and the other variances from budget are increased legal expenses and increased benefit, pension, and health expenses for the most part. So those expenses just came in a little bit ahead of what we expected.

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

The net debt cost, you'll see about $47 million of interest expense for the quarter compared to about $47 million a year ago; for the year, about $181 million compared to about $176 million. That's a couple of million dollars under our budget. What we had for the year relative to last year was a slightly higher balance as a function of the expansion capital expenditures and the acquisitions, although most of the acquisitions were back-end loaded and so they didn't have a very big impact, and a slightly lower rate. Even though we budgeted for an increase in rates, as we consistently do, because 50% of our rates are floating; we always budget for an increase in that floating range. We actually did not see that throughout the year. Rates actually declined slightly from where they were last year.

Other and minority interest and cumulative effective of change in accounting principle, not overly significant. The minority interest number, that is primarily just the general partner minority interest. You'll see net income of $697 million. It's $694 million prior to the change in accounting principle. It's up 15% from the net income in 2002.

With that I'll make a couple of additional comments on the page right before this, again, going back to the income statement. Revenues are up

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

about 24% for the quarter. They're up about 56% for the year. We don't believe that those are overly meaningful numbers. Once again, our revenues are impacted by commodity prices. You'll see that operating expenses are also impacted by commodity prices and have increased as well. So again, we don't think that the revenues are a meaningful measure.

DD&A, we talked about the tremendous growth there, mostly driven by the oil production at SACROC. It's up 27% for the year.

G&A we've already discussed.

TOTI is up as well, largely by the increased production at SACROC and some higher property tax rates.

Operating income is up $82 million or about 11% for the year.

Earnings for equity investments, there are a little bit of ins and outs here. This is primarily in Plantation and Cortez now, but I'll point out that last year for a full year we had the MKM partnership. In 2003 we only have

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

the MKM partnership for about half a year. It was dissolved in June of 2003.

Interest expense we've already discussed.

Other is very minor and minority interest we've already discussed. Again, it gets us to the income before change in accounting principle of $694 million and then after that change of $697 million and that drops down to our net income per unit of $1.98, although, again, we think the much more relevant measure, rather than net income is the distributable cash flow per unit, which is $2.69 or $2.71 after the accounting change and then, of course, the distribution, $2.63 for the year.

Real quick on the balance sheet for KMP, which is the last page of the KMP earnings release, not a whole lot of changes on the asset side. PP&E is up almost $850 million. That's driven by acquisitions and expansion capital. We announced about $400 million worth of acquisitions in 2003, as Rich mentioned. We also had expansion capital of about $480 million. So those things added together really drove the increase in PP&E. You see investments are down almost $50 million. Again, that is the dissolution of the MKM partnership.

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

Total assets, $9.1 billion, up about $800 million from about $8.35 billion at the end of 2002.

On the liabilities and capital side, other current liabilities largely unchanged. Long-term debt I'll discuss in just a minute. Market value of swaps just moves around with the forward interest rate curve. Other is largely a function of our hedges, asset retirement obligations, which is the change in accounting principle, and then the acquisition of Yates. Partners' capital you'll see is up about $100 million.

Total debt is a little under $4.3 billion. It's up from a little over $3.6 billion at the beginning of the year. That's an increase of almost $680 million. Similarly, our debt to cap has gone up to about 55% from about 51% at the beginning of the year. The main reason for this is what Rich pointed out. We had a number of acquisitions over $300 million in the fourth quarter of 2003. Now, we haven't seen the impact on those acquisitions and our results. We also have not yet permanently financed the equity portion of those acquisitions, but we expect to do that in the first half of 2004, but reconciling the $677 million increase in debt the actual cash that went out for acquisitions is $344 million. The difference

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

between that and the approximate $400 million that we talk about are the additional investments that we need to make in the assets that we acquire take us up to $400 million.

The expansion total is $480 million, so again, it's about $345 million plus $480 million. We generated about $173 million in equity offering; that was in May of '03. We also generated about $126 million in cash from the KMR distributions that were paid in shares as opposed to in cash. So that is effectively an equity raising mechanism itself and resulted in $126 million in 2003.

We paid a rate case payment of $44 million in April of 2003 and in working capital and certain other items we're a use of cash of about $107 million. That use in part was an inner-company item that we talked about a year ago that was on the books at the end of 2002 and was settled shortly after the beginning of 2003. That was about $50 million. The remainder is a use of cash or working capital in a couple of other items of a little over $50 million. We normally expect that to be flat. We actually had a source of cash from working capital for all of 2002. There will be some fluctuations, but for a $9 billion enterprise a use of cash of about $50 million isn't over significant, but I will tell you that we work pretty hard to

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

keep that down and we hope to generate cash from working capital in future years.

That's really the balance sheet and the financial results at KMP. With that let me turn to KMI. Again, hopefully you all have that press release in front of you.

If you turn to the first numbers page behind the text you'll see the KMI income statement. The first page of the income statement has these special items mixed in with all of the operating results. What you will see as a result is income from continuing operations per share of about $0.65 compared to about $0.54 a year ago. We think that the more meaningful numbers are before special items, which is $0.89 for the quarter in 2003 and it's $0.81 for the quarter in 2002, so an increase of about 10%. For the year, again you'll see the actual net income per share of $3.08. Before special items it's $3.33. A year ago it was $2.49 and before special items it was $2.84. So the $3.33 over the $2.84 is a 17% growth that Rich mentioned earlier.

With that we'll go to the second page. We'll actually provide a reconciliation for you from the number before special items to the total

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

that you see there. Starting at the top you'll see equity and earnings of Kinder Morgan Energy Partners. This is not actually the best way to look at the impact of KMP on KMI, but because this is the budget number that was published I'll go ahead and talk about this briefly. You'll see it's $465 million in 2003. The budget number was $456 million, so we're about 2% over budget from KMP.

Now, if you drop down to about the middle of the page you'll see the earnings attributable to investments in KMP and this is where you see the real impact of KMP in KMI. We've netted out the minority interests; for the quarter about $105 million compared to about $91 million a year ago, up 16%; for the year $398 million, just under $400 million compared to $338.5 million a year ago, so up almost 18% and again, that's driven off of the increase in distributions at KMP of 8% per unit.

NGPL, Rich has talked a lot about this. The one thing that I'll point out is when you look at the full year amount of $372 million we would actually add $4 million onto that. That $4 million shows up down in interest expense and is actually reducing it, but we consider it to be an NGPL item. That would take it to $376 million and actually make it exactly in line with NGPL's budget.

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

TransColorado, $23 million compared to a budget of $16 million, so TransColorado exceeded budget by over 44%.

Retail, again, you'll see it looks like it's down. I mean it is down in the quarter, but again, that was expected. For the year it is $1.5 million above last year and it is $200,000 above its budget, so retail is exactly where we thought it would be.

Power, you see a big decline from a year ago, both for the quarter and for the year, but that was actually expected. Power for the year did better than our budget of $19.4 million by $2.5 million and so we're certainly pleased with the performance there, primarily driven by strong operating performance at the plants in Colorado and in Jackson, Michigan. Now, of course, the reason for the decline was the development fees that we recognized in 2002 and didn't recognize in '03.

G&A for KMI you'll see is down $2 million from where it was a year ago. It's actually ahead of our budget a little bit for largely the same reasons as KMP. It relates to the benefits held and pension costs.

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

Interest expense you'll see is down about $8 million for the quarter. It's down $22 million for the year, but back $4 million out of that; you know, the true interest expense for '03. It's about $143.6 million, again, that $4 million we really consider to be a part of NGPL. So that gives you a variance of about $18 million, still very nice relative to last year and the variance is also about $18 million compared to the plan and once again, we had built in an increase in rates in our plan. That increase was not realized. It turned into a very nice pick up in interest expense at KMI.

The other line is largely the remaining capital trust securities. That shows up on two different lines for 2003. It's all in other or minority interest in 2002. Again, this is the change in accounting principle, which makes the income statement just a little bit confusing.

Income from continuing operations, up about 9% for the quarter, about 17% for the year and then after taxes up about 11% for the quarter and about 18% for the year to $412 million, which was over 6% above our expectations for 2003. So again, a very strong performance at KMI. You'll remember our original budget was $3.18 per share. We've come in at $3.33 per share.

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

Rich has largely talked about the remaining items, including the volumes. I'll go back to the front of the income statement and again, these numbers have the special items in them and you get some unusual comparisons. Operating revenues, they're down slightly for the quarter. They're actually up about 8% for the year. Once again, because of retail, our revenues do have some sensitivity to commodity prices. We don't think that they're an overly meaningful metric. Gas purchases and other cost of sales similarly are impacted by gas prices and so again, really just nets off the changes in revenue.

O&M is basically flat. That's consistent with our expectations.

G&A we've discussed.

Depreciation and amortization is up slightly.

TOTI is up slightly as well.

Then you see the line there, the re-evaluation of the power investments. It's about $44.5 million in 2003. Now, on top of that is about another $2.9 million that shows up in the equity and earnings of other equity

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

investments line. This is because a portion of what we did in the fourth quarter of 2003 is related to the sale for the natural gas reserves that are in one of our Colorado power plants that's actually a joint venture and is accounted for under the equity method. It resulted in a pre-tax loss to us of about $2.9 million. When you add that $2.9 million to the $44.5 million and tax effect it you end up below the $30 million, which is essentially where we thought we'd be when we first discussed this in the third quarter earnings report.

The equity and earnings lines I think we've largely talked about.

Interest expense we discussed.

Capital trust securities, again, some of it is on that line for the second half of 2003. For the first half of 2003 and all of 2002 the trust expenses show up on the minority interest line.

Once again, it takes you down to the total. You'll see net income here is after special items. It does get to the net income per unit or per share of $3.08, but once again, we believe the relevant measure is the $3.33.

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

With that I'll go to the balance sheet. It's the last page of the KMI press release. You'll see assets are largely unchanged. Other current assets are down about $120 million. This is the result of the inner-company amount that I discussed with KMP and that we discussed a year ago. It was about $50 million. It was a receivable for KMI. It went away within days of the beginning of 2003. The gas and storage has come down. That valuation and a tax receivable is lower at the end of '03 than it was at the end of '02.

The investments line is down slightly as a result of the power write off.

PP&E is basically flat.

Other assets, basically flat. Total assets of just under $10 billion.

On the liability side the notes payable and current maturities of long-term debt, I'll talk about that when I talk about the total debt. Other current liabilities are essentially unchanged, as is the other liabilities and deferred credits.

Then in the long-term debt you'll see there's the outstanding notes and debentures. Again, I'll talk about that when I total up the debt.

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

You'll see a new line here. It's called deferrable interest debentures issued to subsidiary trusts. This is a capital trust security. It's the same thing that shows up two lines later or three lines later, but again, because of the change in accounting we now have to show this amount here in the debt total as opposed to the $275 million that we previously showed on its own line.

The value of the interest rate flopped again; it just fluctuates with the forward interest rate curve.

Minority interests largely unchanged. Stockholder's equity has gone up, as we have generated significant earnings.

Total debt for KMI, $2.96 billion, down from over $3.3 billion at the beginning of the year, 43% compared to 48% at the beginning of the year. Significant reduction in debt, about $360 million almost reduction in debt at KMI. You'll see at the bottom part of the page when you look at our preliminary cash flow numbers that we actually generated almost $560 million in cash after sustaining capital expenditures, but before expansion,

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

debt reduction, dividends and share repurchase. So let me reconcile this $560 million to the $360 million of debt reduction.

In 2003 we paid dividends that totaled about $135 million. We had expansion capital of about $77 million. Now, this is a little bit ahead of our original forecast and that's because there are two projects that we entered into during the year 2003 that weren't in our original budget. Those two projects were the Montrose to Ouray project at Retail. We spent about $10 million on that in 2003. The second one is the TransColorado expansion and we spent about $14 million on that in 2003. So that's the difference between the $77 million where we ended up and our original forecast, which was around $55 million.

We repurchased about $38 million worth of shares in '03. We actually generated cash from stock issuance of $48 million. This is almost all due to options exercising.

We generated cash from working capital and a couple of other items of about $16 million during the year, so again, a source of cash. Then we made contributions to our pension plans and our medical plans of about $14 million during the year. Again, if you total those things up and you

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

take it off of the $558 million in cash that we generated you get $358 million and that's the debt reduction. So the remainder went to pay down debt.

Once again, I will point out that our original budget had the cash flow projection at $470 million when we reforecast in the middle of the year we were expecting $530 million. Performance continued to improve and we generated $560 million of free cash flow, again, before expansion, capital, dividend, share repurchase and debt reduction in 2003.

With that I'll give it back to Rich.

R. Kinder	Okay. With that, Janet, we'll take any and all questions you may have.
Coordinator	Thank you, Mr. Kinder. Our first question comes from Ross Payne.
R. Payne	Very good quarters here on both companies. The first question I've got is any thoughts on what you're going to do with TransColorado?
R. Kinder	Yes. As we've said before, now that we've termed up almost all of those contracts and have the expansion … described, it's becoming a more

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

appropriate asset to put into KMP. Clearly, both boards would have to approve. We'd have to get … opinions, go through everything we've gone through on other drop downs, but we are looking at that seriously. Let me say that none of that is in the budget. To the extent it is dropped down it would be, we believe, accretive to KMP and modestly accretive to KMI depending a little bit on just what the use of proceeds was. But we are looking at that and obviously, would not do anything until the final FRC approval on the expansion, which we hope to get around early April and of course, the expansion is scheduled to be complete in August.

R. Payne

Just a couple of other questions: First of all, retail sales were down slightly. I know you guys expected that. If you can kind of touch base on that?

Second of all, what are your expectations or budget, and I don't want to get into Friday's news, but for interest rates for 2004?

And finally, your thoughts on where you're going to place the money that's over and above your distributions as you increase your coverage?

Thanks.

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

R. Kinder	That last question I assume you're talking about KMP?
R. Payne	Correct.
R. Kinder	Okay. Let me start with those. Park, do you want to talk about the interest rates for 2004?
P. Shaper

Absolutely. Once again, in our 2004 budget, which we will detail on Friday and I'll be brief here and more elaborate on this on Friday, we have built in an increase in floating rate debts.

Rich, if you want me to address the first one too on the retail sales?

R. Kinder	Yes.
P. Shaper

You'll see retail volumes are actually up nicely, but again, natural gas prices have factored in on those sales and so any fluctuations you see are frequently the result of just changes in natural gas prices.

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

R. Kinder	He might have been getting at the timing thing again too between our first and fourth quarter … just mention that.
P. Shaper

Yes. And we talked about the earnings at retail. There was a bigger impact in the first quarter of 2003 than the first quarter of 2002 and again, that was timing and you saw that impact the fourth quarter of '03 relative to the fourth quarter of '02.

R. Kinder

But overall Park is absolutely right. Retail's volumes were up very nicely and of course, as you know, retail is just a pass through in terms of gas costs. Whatever it pays for it's customers to have it just passes those through to the customers.

Then the final question, I think, related to what are we going to do with the excess coverage, which, as Park said, in the budget for 2004 amounts to around $30 million. It's cash generated above and beyond what we would distribute in units and we will certainly look to reinvest that on very favorable terms.

At the analyst conference Mike is going to go into some detail on what that looks like over the next several years.

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

P. Shaper	The right way to think about it is that we have significant expansion capital plans in 2004 and that money will help finance that.
R. Kinder	That's right.
R. Payne	Great. I appreciate it.
R. Kinder	Thanks.
Coordinator	Thank you. Our next question comes from Scott Soler.
S. Soler

Scott Soler with Morgan Stanley. I promise I'm only going to ask two questions because I bet a Coca Cola with my associate that we're going to keep the call under two hours today.

The first question is on your free cash flow next year, looking at your debt to cap at about 43% and looking at your payout ratio I guess what I'm trying to understand is your stock's trading at about 16.5 times consensus on '04, about three times book value. I know that you all are always looking to potentially repurchase stock and pay down debt, but your debt

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

to cap is now pretty close to a target ratio and your stock is now trading at three times book. I was curious if you all would consider also increasing your dividend through the year. That's one use of cash.

I'll wait for your answer and then I'll ask my second question.

R. Kinder

We'll look at that. A key part of our discussion with the KMI board today was exactly that point. This is a wonderful problem to have, but we are generating a tremendous amount of free cash flow at KMI, as we've said. I think the right thing to do, the right way to answer this, we've said over and over again this is a company run by shareholders for shareholders and we're going to do what makes the most sense. We're going to keep a strong balance sheet in our budget. We're going to pay down a certain amount of debt. Obviously, we really have significantly lowered the debt and we'll look to distribute the money that we don't need to pay down debt to either increase the dividend or to buy back shares and we'll just look at what makes the most sense.

S. Soler	Okay. Rich, on your CO2 at KMP I just had two questions. I don't know if Tim is in the room.

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

R. Kinder	Tim is in the room. He is.
S. Soler

You all are running about 23,000 barrels a day of production. I was curious, and I don't know if you all will maybe just discuss this on Friday instead, but just two questions. What is your all's targeted production in '04 and how much capital spending at KMP to CO2 in '04?

R. Kinder

First of all, 23,000, a little over, was the average for the fourth quarter, not the year-end or not where we are today. We're a little better than that now. Our projection for 2004 is that we'll average 30,000 barrels a day at SACROC. In other words, we're starting in the mid 20,000 and expect to get into the mid 30,000. It's not quite linear, but we expect to average 30,000 barrels per day for the year.

The capital spending, Park, do you want to kind of break that out for him?

P. Shaper	Yes. The total capital spending in CO2 for 2004 is a little over $300 million and again, this is going to be a part of what we go through in detail on Friday.
S. Soler	Thanks. That's it.

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

Coordinator	Thank you. Our next question comes from Donato Eassey.
D. Eassey

Congratulations as well on another outstanding … here. I'm curious, Park, if you have a meeting set up or are working on it with the rating agencies to get them behind the story, so to speak, and to appreciate all of the asset mix and earnings profile and cash flow profile that you have today?

I guess following on that, a cash flow question is when you're looking at oil and gas assets today the value of them have been up measurably given where prices are and the like, but what kind of acquisition, Rich, would you think will be still attractive price wise given this rather robust energy environment right now?

Thanks.

R. Kinder	Park, you can tell about the rating agencies. Are we having meetings with them so that they would appreciate how much cash flow came …?

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

P. Shaper

We have frequent conversations with them and frequent meetings with them. I hope that they appreciate how significant the cash flow is, but I can assure you that we will meet with them again and frequently in order to ensure that they do.

R. Kinder

With regard to what kind of acquisitions, I think there are still some attractive opportunities out there for KM P to make acquisitions. First of all, as you can see, we did almost $400 million. We'll go through these in detail Friday, but close to $400 million in 2003, really none of significant size except for Yates. Those less than $400 million we project to throw out $92 million in EBITDA in the first year, so we're buying at pretty good numbers. Now, a lot of these are terminals and CO2, which we traditionally pay less in terms of a multiple of distributable cash flow or EBITDA than we do for pipelines. There are some pipeline opportunities out there. There are some more terminal opportunities I believe we will close. We closed deals with Shell in October and Conoco in December on products terminals. I think we'll have additional announcements in the next few weeks on another group of terminals that we'll be buying at favorable prices, I think. I think, as I said, there are some other opportunities in the pipeline segment, but a lot of internal expansion opportunities as we are going to talk about at our Friday meeting,

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

particularly in the natural gas pipelines group and particularly with reference to the Rockies and also some pretty nice opportunities here in Texas where, again, we are seeing very good throughput on our system.

D. Eassey	Thanks and we look for ward to Friday. Thank you.
R. Kinder	Good. Thanks, Donato.
Coordinator	Thank you. Our next question is from David Maccarone. Sir, please announce your company name.
D. Maccarone	It's Goldman Sachs. Rich, can you tell us what the expected size and timing of the KMP offering would be?
R. Kinder

I think when we share with the budget on Friday we have set forth that we would do $200 million in the first half of the year. We haven't decided on the exact timing. Then we would do another traunch later in the year. Again, this assumes that we don't do any additional acquisitions. Now, remember that, of course, as Park alluded to earlier, each year we are generating cash by virtually KMR distributions, which we make in stock, but fund with cash and that will amount to about $145 million of equity

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

that we put out in our quarterly distributions in 2004. So let's just say we were to do $200 million the first half of the year, $100 million or so in the second half of the year; that'd be $300 million plus $145 million. Right there you've got roughly $450 million. Again, we expect capital expenditures a little above what we did this year, but that would be our preliminary look and certainly, if we make acquisitions, as I expect we will, then we would issue more equity. We're committed to continuing to maintain a strong balance sheet and since all of these acquisitions that we're doing are accretive we're in good shape to put out equity and still add very nice accretion to our shareholders.

D. Maccarone	On a separate issue, KMR is a $5 discount to KMP. Can you give us a sense for your commitment level and the time horizon for delivering the value you think is there to KMR shareholders?
R. Kinder	Mike?
Mike

We're coming up on the third anniversary of KMR. Obviously, it went public in May '01. I'd point out that on an absolute return basis KMR has done exactly what we promised it would do for institutional investors, which is it's out performed the S&P 500 and it's out performed the utility

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

index. Again, at that time we talked about this was the first chance for institutions to get in and own MLPs, which broadly offer returns like utilities and … utilities.

The discount is pretty wide. It's about 12% right now. We continue to be troubled by that, but just wanted to point out the absolute performance. I think the interesting thing to look at is Enbridge, which is the only other comparable, but has an … share and a standard unit. It's only trading at about a 3% or 4% discount right now. We don't believe there is any fundamental reason for it and it's our job just to go out and educate people about the security and what it all means.

R. Kinder	The real question is for all of you. I mean it's trading at a discount. It's clearly an opportunity. It's performed very well in the past. Who wouldn't want to buy it?
D. Maccarone	On that note, how do you view share buybacks of KMR versus KMI?
R. Kinder	We did buy back, included in that $38 million or whatever number it was in 2003, we did buy back a little bit of KMR during the year.

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

P. Shaper	Yes, $3 million to $5 million and I think that is something that we will continue to consider in the future.
D. Marccone	Okay. Thank you very much.
Coordinator	Thank you. Our next question comes from Ive Segal. Please announce your company name.
I. Segal

Wachovia Securities. Two questions for you: One, the relatively low acquisition multiples that you paid, I assume that terminal prices are pretty much static and the reason the blended rate is so low is because of the Yates acquisition. Is that a fair assumption?

R. Kinder	I think that's a fair statement, yes.
I. Segal	The second question is, Rich, are you seeing any shift in the ability to enter into long-term commitments in order to go ahead with the expansion projects?
R. Kinder	Do you mean in the natural gas area?

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

I. Segal	Yes.
R. Kinder

No, I don't think so. I mean, again, we got that on TransColorado. On our Advantage Project will connect the Cheyenne hub to southern Kansas to … for pipelines in the Midwest and further east. We've seen good interest and clearly, others have seen similar interest, so I don't think anything has changed. Any time you're trying to firm up long-term commitments it's a long, arduous process because it's not just, "Oh, gee, that sounds like a good idea." But you've got to get down to terms and a lot of times the MDQs, the minimum daily qualities, may vary seasonally depending on what part of the country you're serving, but I don't think we've seen any … in peoples' abilities.

We're seeing a lot of interest in various paths out of the Rockies in particular and also in Texas. As you know, we bought that … facility coming into Austin and we signed up the Austin Power Authority to a long-term contract. We've just signed a couple of more industrial customers of good size in the Houston ship channel area that required new connections to them and that's in our capital expenditure program in our Texas intrastate. For this year they're not significant, but they will be

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

accretive to earnings and cash flow. So now, I don't think we're seeing a problem there.

Now, a few years ago when the marketers imploded I think we saw some reluctance, but now we're actually seeing some of the LDCs on our various system want to come back and take a little larger amount of capacity because they don't have, I think this is right, as many marketers to fall back on. So we're seeing them get a little more aggressive and I think appropriately so for their customers, in tying up capacity. I'd say if anything it's probably moving the other direction a little bit.

I. Segal	I guess I didn't do a good job of asking the question because that was it, you know, who's filling the void of the marketers and I guess you just said the LDCs.
R. Kinder

And to a certain extent, the producers, of course, with all of these various things we're doing in the Rockies overwhelmingly there it's the producers. They're getting much more sophisticated. They're looking for optionality, so most of the producers if they're producing in the Rockies don't want to be bound totally to California, nor do they want to be totally bound to the Midwest. They want some optionality. I think that bodes very well for

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

companies like Kinder Morgan that have a lot of pipelines, first of all. We believe now … the energy …; we don't talk much about this, but in terms of miles of pipe now among the U.S. natural gas pipelines we're the second largest natural gas pipeline system now. So that helps. We are able to give more optionality and secondly, we have the balance sheet strength to be able to expand if we get good throughput commitments from credit worthy parties.

So we're seeing a combination of producers and customers on the other end take up the slack that the marketers left and I think it took a couple of years for them to get to that point and they realized the marketers weren't there anymore. Although some marketers are becoming more aggressive, so I think it looks pretty good for signing up long-term contracts. The key is we're very conservative on this and we, as I've said so many times, do not believe in the old phrase, "Build it and they will come" in the pipeline business. We think you have to lock in your agreements up front for long periods of time unless you have a monopoly situation where nobody can challenge you. There, of course, your rates are highly regulated. We're looking at it very carefully and I think there's a lot of potential.

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

I. Segal	Just a quick follow up: What about storage assets? Is that an opportunity for you for some more expansion?
R. Kinder

Yes. We look at that consistently and of course, North Lansing that we're building in east Texas is now up and running, not fully complete, but we are moving gas in and out of it. We continue to look for assets there. As I said earlier, I haven't verified it with the final '03 numbers, but horseshoes and hand grenades, about a third of NGPL's revenues come from storage versus transport and we are fully subscribed on our storage capacity, all categories, from now through most of the first quarter of '05. So all of '04 we have nothing available in January and February of next year even we have a little smidgeon available next March, which I'm sure will be placed long before we get there. I've said so many times, Ive, this is a game of single and doubles and NGPL is just typical of that. There is real demand for storage and to the extent we can build more, reconfigure what we've got to get more turn, all of those things we're going to try to do and we continue to improve on it.

I. Segal	Thanks a lot, Rich.

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

P. Shaper

… just other examples of that, we bought the … Storage Field. We bought the other half of the … Storage Field. We have the Cheyenne Market Center Storage Project going on and so we're certainly pursuing storage opportunities.

R. Kinder	Yes. Good point.
Coordinator	Thank you. Our next question comes from John Edwards. Sir, please announce your company name.
J. Edwards	Deutsche Bank. Nice quarter.
R. Kinder	Thank you.
J. Edwards	Maybe I didn't understand something right. It looked like the G&A expense on KMP was up for the year, but down at KMI and I was wondering if that could be explained?
P. Shaper	You're talking about relative to last year? I can answer it both ways.

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

J. Edwards	Yes, year-over-year. One was up. The other was down. I wasn't clear why.
P. Shaper

Year-over-year KMP is up. It's a result of expansions and acquisitions and legal costs at KMP being significantly higher in 2003 than they were in 2002.

At KMI G&A is actually down year-over-year as a result of lower legal costs at KMI. Those things more or less offset each other. Actually, they almost exactly offset each other year-over-year.

Then it wasn't quite down as much as we expected because, again, the health costs and the benefits costs and the pension costs were a little bit above what we expected.

J. Edwards	Okay. So you're moving some buckets around there?
P. Shaper	I don't want to characterize it as moving buckets around. It's really just how the expenses come out.

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

R. Kinder

In other words, it just happens, I'm taking the legal costs and I'm looking at our general counsel here because he knows I'm not very happy about KMP's legal costs, but on the KMI side we just happen to have some major litigation in 2002 and much less litigation in 2003. It was just the reverse on KMP. Those things just happen and the total swing just in that category was $4 million or $5 million each place. In other words, KMP was $4 million or $5 million higher, as I recall. KMI was $4 million or $5 million less compared to '02, so it just happened to be pretty close, but there's no intentional movement. It's just whatever came out.

P. Shaper	A significant portion of that we had anticipated and budgeted and then at KMP we even went a little bit above our budget.
J. Edwards	Then with your debt at KMI that's a cap down to about 43%, a little below 43% now. How low will you allow that to go?
R. Kinder

Well, if the ratings agencies are on the phone they can tell us the answer to that. Let me just say that Park and Mike and I, I think, are comfortable. We've always said any time you get it starting with a two instead of a three, Park can take you through the coverage ratios at KMI are, in my experience, just extraordinary. I'll ask Park to give you a couple of

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

examples of that. We think it's an appropriate level; however, we've still budgeted for and shared with the rating agencies, another debt pay down for 2004 and we'll just continue to look at it and work with them.

Give them an idea of coverage ratios, Park.

P. Shaper

Just a sense of the strength at KMI, and truthfully, we think that KMI is under rated. That is not a surprise to the rating agencies; we have told them that many times, but by the end of 2004 reducing this debt by another $100 million KMI's debt to EBITDA will be less than three times. Again, debt will be less than three times our EBITDA.

Our EBITDA over interest coverage in 2004 will be more than seven times. Again, just tremendously strong coverage ratios. I mean KMI is a very strong credit. I don't think there's any other way to put it.

J. Edwards	Great. Thank you very much. I look forward to speaking with you guys on Friday.
R. Kinder	Okay.

  KINDER MORGAN, INC.
Moderator: Rich Kinder
January 21, 2004/3:30 p.m. CST

Coordinator	Thank you.
R. Kinder

Well, it sounds like we have answered your questions then in about an hour and a half, so we're ahead of the game. For those of you coming, we're starting in Kinder Morgan fashion with a real fancy dinner tomorrow night at Luther's Barbeque. We're paying $9.50 a plate for it, so if you said you were going to show up, please do and you'll have an allotment of two beers. Beyond that you'll have to pay for yourself. We'll see you tomorrow night and then most of the day on Friday and take you through this story in a lot more detail. We think we had a great quarter and a great year and we appreciate your interest. Thank you.

Coordinator	Thank you very much for participating in today's conference call. Have a great evening. You may now disconnect.